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                                                                   EXHIBIT 10.15

                           LOAN AND SECURITY AGREEMENT


                  THIS LOAN AND SECURITY AGREEMENT is entered into as of March 29, 2001, by and between OPTIO SOFTWARE, INC., a Georgia corporation ("Borrower"), and BRANCH BANKING AND TRUST COMPANY, a North Carolina banking corporation ("Bank").

                              STATEMENT OF PURPOSE

                  Borrower has requested Bank, and Bank has agreed, subject to the terms of this Agreement, to extend a Revolving Credit Loan to Borrower in an initial maximum aggregate principal amount outstanding not to exceed FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00). Bank may, in its sole discretion, without any obligation or requirement to do so, extend additional credit to Borrower in excess of the initial maximum aggregate principal amount described above, which additional credit shall be subject to the terms and conditions of this Agreement and secured by the Loan Documents. In consideration of the promises, representations and warranties contained in this Agreement, Borrower and Bank enter into the following Agreement on the terms and conditions set out below.

                                    AGREEMENT

SECTION I.  DEFINITIONS.

                  When used in this Agreement, the following terms shall have the following meanings (defined terms shall have the same meaning when used in either the singular or plural):

                  "ACCOUNTS," "CHATTEL PAPER," "CONTRACT RIGHTS," "DOCUMENTS," "EQUIPMENT," "GENERAL INTANGIBLES," "Goods," "INSTRUMENTS," "INVENTORY," and "INVESTMENT PROPERTY" shall have the same respective meanings as are given to those terms in the Uniform Commercial Code of Georgia, as amended.

                  "AFFILIATE" means a Person (other than a Subsidiary): (i) which, directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with, Borrower; (ii) which beneficially owns or holds five percent (5%) or more of any class of the voting stock of Borrower; or (iii) five percent (5%) or more of the voting stock (or in the case of a Person which is not a corporation, five percent (5%) or more of the equity interests) of which is beneficially owned or held by Borrower or a Subsidiary. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                  "AGREEMENT" means this Loan and Security Agreement, as it may be amended or supplemented from time to time.

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                  "AVAILABILITY" means, from time to time, the lesser of the (i)
Commitment, or (ii) Borrowing Base, reduced by the (A) aggregate principal amount of the Revolving Credit Loan outstanding, and (B) Letter of Credit Reserve.

                  "BORROWING BASE" means, based on the most recent Collateral Report which as of the date of determination has been received by Bank, the aggregate of 70% of the net amount of Eligible Receivables. Bank, in its reasonable commercial discretion, may, from time to time apply a greater or lesser percentage to Eligible Receivables in determining the Borrowing Base.

                  "BUSINESS DAY" shall mean each day when Bank is open for business.

                  "CAPITAL LEASE" shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) that would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on a balance sheet of the lessee.

                  "CAPITAL LEASE OBLIGATION" shall mean, with respect to any Capital Lease, the amount of the obligation of the lessee thereunder that would, in accordance with GAAP, appear on a balance sheet as a liability of such lessee in respect of such Capital Lease.

                  "CLOSING" shall have the meaning assigned to it in Paragraph 3.01.

                  "COLLATERAL" shall mean all of the property described in Paragraph 4.02 and any other property, of every kind and nature, which is the subject of any other agreement securing any part or all of the Obligations or Other Obligations.

                  "COLLATERAL REPORT" means a report on Bank's standard form, or in such other form as Bank may require, prepared by Borrower in accordance with Bank's instructions, certified by the Chief Financial Officer or other authorized officer of Borrower, regarding the Receivables of Borrower and other Collateral, if applicable.

                  "COLLECTIONS" shall have the meaning assigned to it in Paragraph 2.04(A).

                  "COMMITMENT" shall have the meaning assigned to it in Paragraph 2.01(A).

                  "DEBT SERVICE REQUIREMENTS" shall mean, for any period, the sum of (a) Interest Expense, (b) such portions of Long-Term Indebtedness which are or were due and payable during such period, and (c) such portions of the obligations under Capital Leases which are or were due and payable during such period.

                  "DEFAULT RATE" shall mean the Prime Rate plus 5.00% per annum.

                  "EBIDTA" for any period shall mean, without duplication, (i) Net Income; PLUS (ii) for such period any Interest Expense deducted in the determination of Net Income; PLUS (iii) any income and franchise taxes actually paid in cash or accrued by a Borrower and its Subsidiaries and deducted in the determination of Net Income; PLUS (iv) amortization and depreciation and other non-cash charges deducted in determining Net Income for such period;


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MINUS (v) the sum for such period of interest income, extraordinary gains, gains from sales of assets (other than sales of inventory in the ordinary course of business) and unrealized losses from changes in currency; PLUS (vi) non-cash stock dividends.

                  "ELIGIBLE RECEIVABLES" means those Receivables of Borrower, each of which meets the following requirements: (i) such Receivable arose in the ordinary course of Borrower's business, (ii) the right to payment has been fully earned by completed performance and, if Inventory is involved, such Inventory has been shipped by Borrower (or if not shipped by Borrower, are held by Borrower under a "bill and hold" arrangement approved in writing by Bank in its sole discretion), (iii) the Receivable includes only that portion which is not subject to any offset, defense, counterclaim, credit, allowance or adjustment and is not represented by a deposit, (iv) Borrower's title to such Receivable is absolute and is subject to no prior assignment, claim, lien or security interest, (v) the full amount reflected on Borrower's books and on any invoice or statement delivered to Bank related to such Receivable is owing to Borrower and no partial payment has been made on such Account, (vi) such Receivable is due and payable not more than thirty (30) days from invoice date and no more than sixty (60) days (or such other period as Bank may by written notice to Borrower approve) have elapsed from invoice date; (vii) such Receivable did not arise out of a contract or purchase order containing provisions prohibiting assignment thereof or the creation of a security interest therein, and Borrower has received no note, trade acceptance, draft or other instrument with respect to such Receivable or in payment of such Account, (viii) Borrower has received no notice of the death of the account debtor or of the dissolution, termination of existence, insolvency, bankruptcy, appointment of a receiver for any part of the property of, or assignment for the benefit of creditors made by, the account debtor, (ix) such Receivable is not payable by any Subsidiary or Affiliate of Borrower, (x) such Receivable is not payable by any foreign Person (provided that Persons present in possessions of the United States of America shall not be considered foreign Persons), unless such Receivable is payable in the full amount of the face value of such Receivable in United States dollars and is supported by an irrevocable letter of credit in form and substance acceptable to Bank and issued by a bank satisfactory to Bank (and, if requested by Bank, such letter of credit or the proceeds thereof, as Bank shall require, have been assigned to Bank); (xi) such Receivable is not payable by the United States of America or any political subdivision or agency thereof, unless Bank and Borrower have complied with the Assignment of Claims Act with respect to such Receivable;
(xii) such receivable is not payable by any State or any agency thereof, unless Borrower has met any requirements deemed necessary by the Bank to perfect its security interest in such receivable; (xiii) the account debtor for such Receivable is not located in the State of New Jersey unless Borrower has filed a Notice of Business Activities Report with the New Jersey Division of Taxation for the then current year; (xiv) such Receivable is not, at the reasonable commercial discretion of Bank, deemed doubtful for collection for whatever reason. Additionally, in the event that an account debtor of Borrower shall have fifty percent (50%) or more of his accounts with Borrower ninety (90) days or more from invoice date, then all Receivables from such account debtor shall be deemed ineligible.

                  "ERISA" shall have the meaning assigned to it in Paragraph 5.01(I).

                  "EVENT OF DEFAULT" shall have the meaning assigned to it in Paragraph 7.01.

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                  "FIXED ASSETS" means any asset that would, in accordance with
GAAP, be required to be classified and accounted for as a capital asset.

                  "GAAP" means generally accepted accounting principles in the United States consistently applied.

                  "INDEBTEDNESS" means, as to Borrower, all items of indebtedness, obligation or liability for borrowed money, including without limitation all sums evidenced by the Revolving Credit Promissory Note or incurred pursuant to this Agreement, for the deferred purchase price of Fixed Assets or services, or otherwise, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several, including, but without limitation: (i) all indebtedness guaranteed, directly or indirectly, in any manner, or endorsed (other than for collection or deposit in the ordinary course of business) or discounted with recourse; (ii) all indebtedness in effect guaranteed, directly or indirectly, through agreements, contingent or otherwise, to: (A) purchase such indebtedness; (B) purchase, sell or lease (as lessee or lessor) property, products, materials or supplies or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to assure the owner of the indebtedness against loss; or
(C) supply funds to or in any other manner invest in the debtor; (iii) all indebtedness secured by (or for which the holder of such indebtedness has a right, contingent or otherwise, to be secured by) any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance upon property owned or acquired subject thereto, whether or not the liabilities secured thereby have been assumed; (iv) Capital Lease Obligations; (v) current liabilities in respect of unfunded vested benefits under plans covered by ERISA and the regulations issued thereunder; or (vi) obligations under acceptance facilities.

                  "INTEREST EXPENSE" shall mean, for any period, the total interest expense of Borrower (including interest expense attributable to Capital Leases), determined in accordance with GAAP.

                  "LAWS" means all ordinances, statutes, rules, regulations, orders, injunctions, writs or decrees of any government or political subdivision or agency thereof, or any court or similar entity established by any authority thereof, including, without limitation, the Environmental Protection Act, the Occupational Safety and Health Act, the Resource Conservation and Recovery Act, the Hazardous and Solid Waste Amendments of 1984, the Comprehensive Environmental, Response, Compensation and Liability Act of 1980, and the Superfund Reauthorization and Amendments Act of 1986, the Toxic Substances Control Act, the Clean Water Act, the Safe Drinking Water Act, the Clean Air Act, the Securities and Exchange Act of 1934, all as amended from time to time, and all rules and regulations issued under any of such laws.

                  "LETTER OF CREDIT OBLIGATIONS" means all obligations of Borrower and any Affiliate or Subsidiary of Borrower to repay Bank all amounts subject to advance, or advanced, by Bank in connection with any letter(s) of credit or similar arrangement(s), whether heretofore, now or hereafter issued on behalf of Borrower or any of its Affiliates or Subsidiaries.


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                  "LETTER OF CREDIT RESERVE" shall have the meaning assigned to it in Paragraph 2.01(A).

                  "LOAN" means the Revolving Credit Loan, including principal, accrued interest, late fees, and reimbursable expenses.

                  "LOAN DOCUMENTS" means this Agreement, the Revolving Credit Promissory Note, and any other document evidencing, securing or otherwise relating to the Obligations, or required to be delivered by Borrower under this Agreement, as any such documents may be extended, modified, renewed or substituted.

                  "LOCK BOX ACCOUNT" shall have the meaning assigned to it in Paragraph 2.04(A).

                  "LONG-TERM INDEBTEDNESS" shall mean all outstanding Indebtedness of Borrower that, by its terms or by the terms of any instrument or agreement relating thereto, matures more than one year from, or is renewable or extendible at the option of Borrower to a date more than one year from (including an option of Borrower under a revolving credit or similar arrangement obligating the lender to extend credit over a period of one year or more), the date of creation thereof, and includes current maturities of any such Indebtedness.

                  "NET INCOME" shall mean, for any period, the net income (or loss) of Borrower for such period, determined in accordance with GAAP.

                  "OBLIGATIONS" means (i) the obligation of Borrower to pay the principal of and interest on the Loan in accordance with the terms of the Revolving Credit Promissory Note and this Agreement and to satisfy all of its other liabilities to Bank under this Agreement, whether now existing or hereafter incurred, including any extensions, modifications, renewals or substitutions; (ii) the obligation of Borrower to repay to Bank all amounts advanced by Bank under this Agreement on behalf of Borrower, including, but without limitation, advances for principal or interest, payments to prior secured parties, mortgagees or lienors, or for taxes, levies, insurance, rent, repairs to or maintenance or storage of any of the Collateral; and (iii) the obligation of Borrower to reimburse Bank, on demand, for all of Bank's reasonable expenses and costs, including the reasonable fees and expenses of its counsel, in connection with the preparation, entering into, administration, amendment, modification or enforcement of this Agreement and the documents required under this Agreement, including, without limitation, any proceeding brought or threatened to enforce payment of any of the obligations referred to in clauses (i) and (ii) above.

                  "OTHER OBLIGATIONS" means all obligations, liabilities, Indebtedness, duties and responsibilities of Borrower to Bank, any affiliate or subsidiary, bank or no n-bank, direct or indirect, of BB&T Corporation, other than the Obligations, under any and all agreements, instruments and other documents, whether now existing or hereafter incurred, including any extensions, modifications, renewals or substitutions thereof.

                  "PERMITTED LIENS" means (i) liens for taxes, assessments or similar charges, incurred in the ordinary course of business that are not yet due and payable or that are being


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contested in good faith and with due diligence by appropriate proceedings; (ii)
pledges or deposits made in the ordinary course of business to secure payment of workers' compensation, or to participate in any fund in connection with workers' compensation, unemployment insurance, old-age pensions or other social security programs; (iii) liens of mechanics, materialmen, warehousemen, carriers or other like liens, securing obligations incurred in the ordinary course of business that are not yet due and payable; (iv) good faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of twenty percent (20%) of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business; (v) encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which impairs the use of such property by Borrower in the operation of its business, and none of which is violated by existing or proposed restrictions on land use; (vi) liens in favor of Bank and other liens permitted under Section 6.02 hereof; (vii) other existing liens set forth or described on EXHIBIT "A", and any renewals and extensions thereof; (viii) purchase money security interests granted to secure the purchase price of assets which receives the prior written approval of Bank; and (ix) the following, if the validity or amount is being contested in good faith by appropriate and lawful proceedings, so long as levy and execution have been stayed and continue to be stayed and they do not, in the aggregate, materially detract from the value of the property of Borrower, or materially impair their use in the operation of its business:
(A) claims or liens for taxes, assessments or charges due and payable and subject to interest or penalty; (B) claims, liens and encumbrances upon, and defects of title to, real or personal property, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits; (C) claims or liens of mechanics, materialmen, warehousemen, carriers or other like liens; and (D) adverse judgments on appeal.

                  "PERSON" means any individual, corporation, partnership, association, joint-stock company, trust, limited liability company or partnership, unincorporated organization, joint venture, court or government or political subdivision or agency.

                  "PRIME RATE" shall have the meaning assigned to it in Paragraph 2.05.

                  "RATE" shall have the meaning assigned to it in Paragraph
2.05.

                  "RECEIVABLES" means all obligations of every kind at any time owing to Borrower (whether now existing or hereafter arising, and whether classified under the Uniform Commercial Code as Accounts, Instruments, Contract Rights, Chattel Paper, General Intangibles or otherwise), all proceeds thereof, all security therefor and all of rights of Borrower to goods or other property sold or leased which may be represented by such property.

                  "RECORDS" means correspondence, memoranda, tapes, discs, papers, books and other documents, or transcribed information of any type, whether expressed in ordinary or machine language.

                  "REVOLVING CREDIT LOAN" shall have the meaning assigned to it in Paragraph 2.01.

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                  "REVOLVING CREDIT PROMISSORY NOTE" shall have the meaning
assigned to it in Paragraph 2.02.

                  "STOCKHOLDER DEBT" shall mean that certain indebtedness of Borrower due to MA Muscato Family Limited Partnership I, Muscato Family Limited Partnership I and Brian Newton, the former principal shareholders of Borrower's subsidiary, Muscato Corporation, in the principal amount of $8,000,000.00 and payable in the year 2030.

                  "SUBSIDIARY" of a Person means any corporation of which fifty percent (50%) or more of the outstanding voting securities shall, at the time of determination, be owned directly or indirectly, through one or more intermediaries, by such Person.

                  "TANGIBLE NET WORTH" means, at any date, the shareholders' equity determined in accordance with GAAP, less (i) all accounts receivable due from shareholders, directors, officers, Affiliates or Subsidiaries, and (ii) the value of all intangible assets, plus all Indebtedness which is fully and expressly subordinated in writing to Bank and Bank's right to receive payment in full of all the Obligations and Other Obligations, on terms and conditions acceptable to Bank.

SECTION II. THE LOAN.

                  2.01   THE REVOLVING CREDIT LOAN.

                         Subject to the terms of this Agreement, Bank has agreed
to make available to Borrower for Borrower's use from time to time during the term of this Agreement, upon the written or oral request of Borrower, a line of credit ("Revolving Credit Loan") at any time equal to the lesser of (a) $5,000,000.00 ("Commitment") or (b) the Borrowing Base; provided, however, Bank shall retain as a non-disbursed reserve from the Revolving Credit Loan an amount equal to the Letter of Credit Obligations (the "Letter of Credit Reserve"). Bank agrees to make advances under the Revolving Credit Loan automatically, without any request by Borrower, upon the presentment of items drawn against the Borrower's checking account, provided that there is sufficient Availability to cover such advances. Borrower shall submit a completed Collateral Report to Bank at least once per week so long as any Obligations are outstanding. It is further provided that Borrower releases the Bank from any liability or obligation for and agrees to indemnify and hold the Bank harmless from and against any loss, cost, damage or expense (including the Bank's reasonable attorneys' fees) incurred or suffered as a result of the payment by the Bank of any item drawn against the Borrower's checking account that is subsequently determined to have been improperly paid for any reason, except for the gross negligence, willful misconduct or bad faith of the Bank. Bank also reserves the right, in its sole discretion, upon three (3) Business Days prior written notice, to discontinue automatic payment of items presented to the Bank, and to require written or oral advance requests to be made by the Borrower.

                  2.02 THE REVOLVING CREDIT PROMISSORY NOTE. The Loan shall be evidenced by a promissory note, payable to the order of Bank in the amount of Bank's Commitment (the "Revolving Credit Promissory Note"), the terms of which are incorporated by reference.

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                2.03   PAYMENT OF PRINCIPAL ON THE REVOLVING CREDIT PROMISSORY
NOTE.

                           (A) Unless sooner payable by reason of an Event of
Default and acceleration under Paragraphs 7.01 and 7.02, the principal balance outstanding under the Revolving Credit Promissory Note and the remaining Obligations shall be payable on the termination of this Agreement as described in Paragraph 8.01; provided, however, that Borrower may borrow, pay, reborrow and repay the Loan from time to time; provided, further, however, that the aggregate outstanding principal amount of the Loan shall at no time exceed the lesser of the Commitment or the Borrowing Base, less the amount of the Letter of Credit Reserve. In addition, that portion of the Obligations consisting of the principal amount of the Loan shall be payable to the extent of any Collections with respect to the Receivables, which Collections may be applied as described in Paragraph 2.04 on the date such Collections are received.

                           (B) In the event that the aggregate principal amount
of the Loan outstanding shall at any time exceed the lesser of the Commitment or the Borrowing Base, less the amount of the Letter of Credit Reserve, Borrower shall immediately upon demand repay so much of the Loan as is necessary in order that the aggregate principal amount of the Loan outstanding shall not exceed the lesser of the Commitment or the Borrowing Base, less the amount of the Letter of Credit Reserve.

                  2.04  PAYMENT AND COLLECTIONS.

                           (A) Upon execution hereof, Borrower (or any of its
Affiliates, Subsidiaries, agents or those Persons acting for or in concert with Borrower) shall (i) establish and maintain at Borrower's expense an account (the "Lock Box Account") with Bank in Borrower's name and to which all monies, checks, notes, drafts or any other form of payment relating to and/or proceeds of the Receivables (the "Collections") shall be deposited for application on account of the Obligations and the Other Obligations as provided in this Paragraph 2.04; and (ii) direct each of its account debtors in writing to remit all payments with respect to Receivables for deposit in the Lock Box Account in such form as Bank may approve; in each case no later than the first Business Day following receipt of Bank's election under this Paragraph. Neither Borrower nor any Affiliate or Subsidiary shall be permitted to withdraw any amounts from the Lock Box Account or change the procedures under Bank's Lock Box Account agreement. Neither Borrower nor any Affiliate or Subsidiary shall change any directive to its account debtors as described in clause (ii) above without the prior written consent of Bank, and in the event any such instructions to account debtors are changed without Bank's consent, such actions shall constitute an Event of Default under this Agreement, would cause irreparable damage to Bank for which there would be no adequate remedy at law, and agrees and consents to specific performance of the terms and provisions of this Agreement, including
Section 2.04. All Collections to the Lock Box Account shall be swept from the Lock Box Account with such frequency as Bank may desire, but not less than once each Business Day of collected funds. Borrower agrees that all Collections shall be the sole and exclusive property of Bank, to the extent of the outstanding Obligations and Other Obligations, immediately upon the receipt of such items in the Lock Box Account by Bank or by Borrower if received by Borrower (in which event Borrower shall hold all such items in trust for Bank prior to delivery to
Bank) or otherwise; provided, however, that no such item received by Bank shall constitute payment to Bank unless


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such item is actually collected by Bank. Notwithstanding anything to the contrary in this Agreement, all Collections shall, solely for purposes of determining the occurrence of an Event of Default, be deemed received upon actual receipt by Bank, unless such item is subsequently dishonored for any reason whatsoever.

                           (B) Borrower appoints any person that Bank may from
time to time designate as Borrower's attorney-in-fact with full power and authority, at any time hereafter, to (i) endorse Borrower's name on any checks, notes, acceptances, money orders, drafts or other forms of payment or security that may come into Bank's possession; (ii) sign Borrower's name on any invoice or bill of lading relating to any Collateral, on drafts against customers, on schedules and assignments of Receivables, on notices of assignment, financing statements and other public records, on verifications of accounts and on notices to customers; (iii) sign Borrower's name to the proofs of claim against any account debtor on behalf of Borrower; (iv) notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Bank; (v) receive, open and dispose of all mail addressed to Borrower; (vi) send requests for verification of Accounts to customers or account debtors and (vii) do all things necessary to carry out this Agreement. Neither Bank nor the attorney will be liable for any acts or omissions or for any error of judgment or mistake of fact or law in connection with the activities described in or contemplated by the first sentence of this Paragraph 2.04(B), except for such acts or omissions which constitute gross negligence, willful misconduct or bad faith. This power, being coupled with an interest, is irrevocable so long as any Receivables assigned to Bank or in which Bank has a security interest remain unpaid or until the Obligations and Other Obligations have been fully satisfied.

                           (C) Borrower irrevocably waives the right to direct
the application of any and all payments at any time or times hereafter which may be received by Bank from or for the benefit of Borrower, and Borrower hereby irrevocably agrees that Bank shall have the continuing exclusive right to apply and reapply any and all such payments received at any time or times hereafter in such manner as Bank may deem advisable, notwithstanding any entry by Bank upon any of its books and records.

                           (D) To the extent that Borrower makes a payment(s) to
Bank or Bank enforces its security interests and liens or exercises its right of set-off, and such payment(s) or the proceeds of such enforcement or set-off are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable claim, then to the extent of such recovery, the liability originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred and shall be Obligations secured by the Collateral.

                  2.05  INTEREST RATE AND FEES.

                           (A) Interest on the Loan shall be paid as follows:

                                    (1) Interest shall accrue on the principal
balance of the Loan, from time to time outstanding, and will be payable at the Prime Rate plus one-half percent


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(00.50%) per annum (hereinafter referred to as the "Rate"). Changes in the Prime
Rate shall be effective on the date of such change. "Prime Rate" shall mean that interest rate per annum so denominated and set by Bank from time to time as an interest rate basis for borrowings. The Prime Rate is one of several interest rate bases used by Bank, and Bank lends at rates above and below the Prime Rate. On the date hereof, the Prime Rate is 8.0% and, therefore, the rate of interest in effect hereunder with respect to the Revolving Credit Loan on the date hereof, expressed in simple interest terms, is 8.5%.

                                    (2) Interest shall be calculated on the
basis of a three hundred sixty (360) day year, shall be charged for the actual number of days the Loan is outstanding, and shall be payable by Borrower on the first day of each month, commencing the first day of the calendar month immediately following the date of this Agreement or, if such day is not a Business Day, on the next succeeding Business Day. Such payments of interest may be effected by Bank's debits on the dates such interest is due on Borrower's account with Bank, or, if insufficient funds are in such account, by advances under the Loan to Borrower on the date such interest is due, subject to the provisions hereof and so long as there is Availability. Bank is authorized by Borrower to effect such payment of interest (and any other amounts due under this Agreement to Bank from Borrower or any Subsidiary or Affiliate) by such debits or such advances as the case may be. In the event there are insufficient funds in such account and there is no Availability, Borrower shall be required to pay such interest to Bank when due.

                                    (3) Upon and after the occurrence of an
Event of Default, and during the continuance of such Event of Default, the Obligations shall bear interest at the Default Rate.

                           (B) If, at any time, the Rate shall be deemed by any
competent court of law, governmental agency or tribunal to exceed the maximum rate of interest permitted by any applicable Laws, then, for such time as the Rate would be deemed excessive, its application shall be suspended and there shall be charged instead the maximum rate of interest permissible under such Laws and any amounts collected in excess of the permissible amount shall be deemed a prepayment of principal on the Obligations as determined by Bank.

                           (C) Subject to the provisions of Section 8.02 hereof,
on the execution of this Agreement, Borrower shall pay to Bank a commitment fee of TWENTY-FIVE THOUSAND DOLLARS ($25,000.00) less any deposit paid to Bank upon execution of the Commitment Letter dated March 1, 2001. Borrower shall pay an examination fee not to exceed SEVEN HUNDRED FIFTY DOLLARS ($750.00), plus reasonable travel expenses, to be reimbursed as incurred by Bank for audits of the books and records of Borrower as authorized under this Agreement, and a monthly administrative fee in the amount of TWO HUNDRED DOLLARS ($200.00), to be paid to Bank for the administration of the Loan on the first Business Day of each month during the term of this Agreement; provided, however, except in the event of default, Borrower's obligation to reimburse Bank for audits, as herein provided, shall be no more frequently than quarterly. Bank is authorized by Borrower to effect any such payments by debiting Borrower's account with Bank on the date such amounts are due, or otherwise as described in Paragraph 2.05(A)(2).

                  2.06 PAYMENT TO BANK. All sums payable to Bank under this Agreement shall be paid in United States dollars in immediately available funds to Bank at its principal office in Atlanta, Georgia. Bank may, at its sole discretion, effect payment of all such sums by debiting Borrower's account with Bank or as otherwise described in Paragraph 2.05(A)(2). Bank shall send Borrower monthly statements of all amounts due under this Agreement, which statements shall be considered correct and conclusively binding on Borrower absent manifest error unless Borrower notifies Bank to the contrary within thirty (30) days of the receipt by Borrower of any statement which it deems to be incorrect.

SECTION III.  CONDITIONS PRECEDENT.

                  The obligation of Bank to make the Loan under this Agreement is subject to the following conditions precedent:

                  3.01 DOCUMENTS REQUIRED FOR THE CLOSING. Borrower shall have delivered to Bank on or prior to the effective date of this Agreement ("Closing"), the Revolving Credit Promissory Note, and shall have delivered to Bank on or prior to the date of Closing or concurrently with the Closing, the following:

                           (A) Duly executed UCC-1 financing statements;

                           (B) A certified (as of the date of Closing) copy of
resolutions of Borrower's board of directors or other governing body or authority authorizing the execution, delivery and performance of this Agreement, the Revolving Credit Promissory Note, and the other Loan Documents;

                           (C) A certificate (as of the date of Closing) of
Borrower's Secretary or other official having similar responsibilities as to the incumbency and signatures of the officers of Borrower signing this Agreement, the Revolving Credit Promissory Note, the Loan Documents and each other document to be delivered pursuant hereto;

                           (D) A certificate (as of the date of Closing) signed
by the President, Vice President, Chief Financial Officer or other official having similar authority of Borrower and to the effect that: (i) the representations and warranties set forth in Paragraph 5.01 are true as of the date of the Closing; and (ii) no Event of Default under this Agreement, and no event which, with the giving of notice or passage of time or both, would become an Event of Default, has occurred as of such date;

                           (E) A Collateral Report dated no more than one week
prior to Closing;

                           (F) An opinion from legal counsel for Borrower as to
the status of Borrower, the enforceability of the Loan Documents, and such other matters as Bank shall require;

                           (G) Bank's standard form lock box, cash management or
account sweep agreements, duly executed by Borrower;

                           (H) Such other documents or agreements as Bank or its
counsel may reasonably require to evidence or secure the Loan including, without limitation, any guaranty agreement, security agreement, deed of trust, subordination agreement or such other documents required to cross-default and cross-collateralize the Obligations and the Other Obligations.

                  3.02 CERTAIN EVENTS. At the time of Closing or any borrowing hereunder, Borrower shall be deemed to certify to Bank that:

                           (A) No Event of Default shall have occurred and be
continuing, and no event shall have occurred and be continuing that, with the giving of notice or passage of time or both, would be an Event of Default;

                           (B) No material adverse change shall have occurred in
the financial or operating condition or prospects (other than general macro economic conditions) of Borrower since the date of this Agreement;

                           (C) All the Loan Documents shall have remained in
full force and effect; and

                           (D) The representations and warranties contained
herein shall be true and correct in all material respects as of such date.


SECTION IV. COLLATERAL SECURITY.

                  4.01 COMPOSITION OF THE COLLATERAL. The Collateral shall stand as one general, continuing collateral security for all Obligations and may be retained by Bank until all Obligations and Other Obligations have been satisfied in full.

                  4.02 RIGHTS IN PROPERTY HELD BY BORROWER. As security for the prompt satisfaction of all Obligations and Other Obligations, Borrower assigns to Bank all of its right, title and interest in and to, and grants to Bank a first lien upon and security interest in, all of the following, wherever located, whether now owned or hereafter acquired, together with all replacements, attachments, accessions, alterations, accessories, products and proceeds (including, without limitation, insurance proceeds) thereof: (i) Accounts; (ii) Inventory (including goods intended for sale, use or lease by Borrower or to be furnished by Borrower under contracts of service, all raw materials, work-in-process, finished goods, Inventory that may be rejected, returned, reclaimed, repossessed or stopped in transit, and materials and supplies); (iii) Goods, (iv) Equipment; (v) Chattel Paper; (vi) General Intangibles (including without limitation tax refund claims, equipment manufacturer's warranties, and equipment leases); (vii) Instruments; (viii) Documents; (ix) Contract Rights, (x) rights as seller of Inventory; (xi) Receivables; (xii) all leasehold improvements and fixtures; (xiii) vehicles;
(xiv) patents, trademarks, service marks and other intangible rights; (xv) all Records pertaining to any Collateral; and (xvi) Deposit Accounts; (xvii) Investment Property, and (xviii) to the extent not otherwise specified above, the assets, properties and rights described on the attached EXHIBIT "B".

                  4.03 PRIORITY OF LIENS. The liens on all Collateral shall be first and prior liens except for Permitted Liens.

                  4.04  FINANCING STATEMENTS.

                           (A) Borrower will: (i) join with Bank in executing
such financing statements (including amendments and continuation statements) in form satisfactory to Bank; (ii) pay or reimburse Bank for all costs and taxes of filing or recording in such public offices as Bank may designate; and (iii) take such other steps as Bank may reasonably direct, including the noting of Bank's lien on the Collateral and on any certificates of title, all to perfect Bank's interest in the Collateral.

                           (B) In addition to the foregoing, and not in
limitation:

                                    (1) A carbon, photographic or other
reproduction of this Agreement shall be sufficient as a financing statement and may be filed in any appropriate office; and

                                    (2) To the extent lawful, Borrower appoints
Bank as its attorney-in-fact (without requiring Bank to act as such) to execute any financing statement in the name of Borrower, and to perform all other acts that Bank deems appropriate to perfect and continue its security interest in, and to protect and preserve, the Collateral, including leasing warehouses to Bank or its designee, transferring Collateral thereto or to public warehouses, placing and maintaining signs, appointing custodians and maintaining such Records with respect to the Collateral as Bank may reasonably request. If any Collateral is in the possession or control of any other party, Borrower shall notify all such parties of Bank's security interest therein, and instruct all such parties to hold all such Collateral for Bank's account and subject to Bank's instructions.

                  4.05 CROSS COLLATERALIZATION. The Collateral shall constitute security for all the Obligations and Other Obligations, without apportionment or designation as to any particular Obligation or Other Obligation, and all of such Obligations or Other Obligations, howsoever and whensoever incurred, shall be secured by all of the Collateral, howsoever and whensoever acquired, and Bank shall have the right, in its sole discretion, to determine the order in which Bank's rights in or remedies against the Collateral are to be exercised and which portions of the Collateral are to be proceeded against and the order of application of proceeds of the Collateral as against any particular Obligation or Other Obligation. Bank shall have no obligation to marshal any of the Collateral or apply the same in any fashion. In addition to the Collateral, all liens, security interests and collateral with respect to any Other Obligations shall constitute cross-collateral for all Obligations without apportionment or designation as to any particular Obligation, and all Obligations, howsoever and whensoever incurred, shall be secured by all such other collateral, howsoever and whensoever acquired, and Bank shall have the right, in its sole discretion, to determine the order in which Bank's rights in or remedies against such other collateral are to be exercised and which portions of the other collateral are to be proceeded against and the order of application of proceeds of the other collateral against particular

Obligations. Bank shall have no obligation to marshal any of such other collateral or apply the same in any fashion.

                  4.06 LOCATION OF COLLATERAL. The Collateral shall be kept only at the locations described on EXHIBIT "C" and shall not be removed except for the sale of Inventory in the regular course of Borrower's business. Borrower shall provide Bank with written notice ten (10) days prior to any change in the location of any of the places where any part of the Collateral is kept or the establishment of any new, or the discontinuance of any existing, places of business or places where Collateral is kept.

                  4.07 PROCESSING OF INVENTORY. Upon default, Borrower authorizes Bank to pay and charge to Borrower any amounts Bank deems necessary for any processing or finishing of Inventory in order to obtain a release of such Inventory from any processor, mechanic, artisan or finisher. Upon default, Borrower agrees to pay Bank all of Bank's expenses of processing, finishing, selling and storing, handling, licensing, insuring and shipping the Inventory and any and all of the other costs and expenses which Bank may incur in protecting or enforcing Bank's security interest in the Inventory or the proceeds or products thereof. All sums payable by Borrower under this Paragraph shall be due on demand, deemed a part of the Obligations and secured by the Collateral, including the Inventory.

                  4.08 EXCULPATION OF BANK. Bank shall not be liable or responsible for and Borrower releases Bank from any and all causes of action or claims which Borrower may now or hereafter have for any loss or damage to Borrower claimed to be caused by or arising from: (a) the safekeeping of Collateral; (b) any damage to any Collateral occurring or arising in any manner or fashion from any cause; (c) any diminution in the value of Collateral; or (d) any act or default of any carrier, warehouseman, bailee or forwarding agency, except those claims arising as a result of the gross negligence or willful misconduct of Bank. All risk of loss, damage or destruction of Collateral shall be borne by Borrower.

SECTION V. REPRESENTATIONS AND WARRANTIES.

                  5.01 ORIGINAL. To induce Bank to enter into this Agreement, Borrower represents and warrants to Bank as follows:

                           (A) Borrower is a corporation duly organized, validly
existing and in good standing under the Laws of the state of its incorporation or organization; it has the lawful power to own its properties and to engage in the business it conducts, and is duly qualified and in good standing as a foreign corporation in the jurisdictions where the nature of its business or the location of property owned by it makes such qualification necessary and where the failure to so qualify would have a material adverse effect (in Bank's reasonable commercial discretion) upon the Borrower; the states in which Borrower is qualified to do business are set forth on EXHIBIT "D"; the addresses of all places of business of Borrower and the addresses at which any of the Collateral is or shall be located are as set forth in EXHIBIT "C"; and Borrower maintains its books and records relating to its Accounts, Receivables, Contract Rights, Instruments, Investment Property, and General Intangibles at its offices at 3015 Windward Plaza, Fairways II, Alpharetta, Georgia 30005.

                           (B) Borrower is not in default with respect to any of
its existing Indebtedness.

                           (C) The execution of this Agreement, the Revolving
Credit Promissory Note and the other Loan Documents, and the performance of the transactions contemplated hereunder and thereunder will not (or, with the passage of time, the giving of notice, or both): (i) violate the charter or bylaw provisions of Borrower, or, to the best of Borrower's knowledge, violate any Laws or result in a default under any contract, agreement or instrument to which Borrower is a party or by which Borrower or its property is bound; or (ii) result in the creation or imposition of any security interest in, or lien or encumbrance upon, any of the assets of Borrower, except in favor of Bank, and except where such violation, conflict, breach, default, termination or lien would not have a material adverse effect (in Bank's reasonable commercial discretion) upon the Borrower.

                           (D) Borrower has the power and authority to enter
into and perform its obligations under this Agreement, the Revolving Credit Promissory Note and the other Loan Documents, and has taken all corporate action necessary to authorize the execution, delivery and performance of this Agreement, the Revolving Credit Promissory Note and the Loan Documents.

                           (E) This Agreement and the Loan Documents are, and
the Revolving Credit Promissory Note and all other Loan Documents when executed and delivered will be, valid, binding and enforceable in accordance with their respective terms subject to enforcement of bankruptcy, insolvency, reorganization, fraudulent conveyance or other Laws limiting the enforcement of creditors' rights generally and to moratorium laws from time to time in effect and to limitations on equitable remedies.

                           (F) Except as otherwise permitted in this Agreement
(in connection with Permitted Liens or otherwise), Borrower has filed all federal, state and local tax returns and other tax-related reports, unless contested in good faith by appropriate proceedings, it is required by Laws to file prior to the date of this Agreement and which are material to the conduct of its business; has paid or caused to be paid all taxes, assessments and other governmental charges that are due and payable prior to the date of this Agreement, and has made adequate provision for the payment of such taxes, assessments or other charges accruing but not yet payable; Borrower has no knowledge of any deficiency or additional assessment in connection with any taxes, assessments or charges not provided for on its books.

                           (G) All financial statements delivered to Bank have
been prepared in accordance with GAAP. Such financial statements contain no material misstatement or omission and fairly present the financial condition, assets and liabilities of Borrower and its Subsidiaries on a consolidated basis as of the respective dates thereof and the results of operations of Borrower and its Subsidiaries on a consolidated basis as of the respective dates thereof and for the respective periods then ended. Since the date of the most recent financial statement for Borrower provided to Bank, there has been no material adverse change in assets, liabilities, financial condition or prospects of Borrower or any Subsidiary or in the results of operations of Borrower or any Subsidiary, and neither Borrower nor any of its Subsidiaries has incurred any obligation or liability that materially and adversely affect its financial condition, business operations or properties, or has entered into any material contract not contemplated by this Agreement and not in the ordinary course of business consistent with past practice.

                           (H) Each consent, approval or authorization of, or
filing, registration or qualification with, any Person required to be obtained or effected by Borrower in connection with the execution and delivery of this Agreement, the Revolving Credit Promissory Note and the other Loan Documents or the undertaking or performance of any Obligation has been duly obtained or effected.

                           (I) All Defined  Benefit Pension Plans, if any, as
defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), of Borrower meet, as of the date of this Agreement, the minimum funding standards of Section 302 of ERISA, and with respect to all Employee Benefit Plans, as defined in ERISA, of Borrower, no Reportable Event or Prohibited Transaction, as defined in ERISA, has occurred.

                           (J) Borrower has no Subsidiaries except as shown on
attached EXHIBIT "E".

                           (K) All Inventory (i) is and shall be of good and
merchantable quality, free from any and all defects and not obsolete except as noted in Borrower's periodic Inventory reports provided to Bank; (ii) is and shall be subject to internal controls and management procedures (including, but not limited to, a physical inventory) conducted by Borrower and satisfactory to Bank; and (iii) meets and shall meet all standards imposed by any governmental authority having jurisdiction over such Inventory, its use and/or sale. No Inventory (a) has been or shall be consigned without Bank's prior written consent; and (b) is or shall ever be stored with a bailee, warehouseman or similar party without Bank's prior written consent and in such event Borrower will, concurrently with delivery to such party, cause any such party to issue and deliver to Bank, in form acceptable to Bank, warehouse receipts in Bank's name evidencing the storage of such Inventory.

                           (L) There are no material actions, suits,
investigations or proceedings pending or, to the knowledge of Borrower, threatened against or affecting Borrower before any court or administrative officer or agency. Borrower is not in violation of or in default under any applicable Law, order, decree, writ or injunction, to which a default or failure to comply could have a material adverse effect (in Bank's reasonable commercial discretion), upon the Borrower.

                           (M) Borrower has good, indefeasible and merchantable
title in fee simple (or its equivalent under applicable law) to, and ownership of, the assets reflected in its most recent financial statement delivered to Bank, and all of its other assets, free and clear of all liens, claims, security interests and encumbrances, except for the Permitted Liens and as shown on EXHIBIT "A".

                           (N) No dangerous, hazardous or toxic substances,
pollutants, contaminants, chemicals, wastes or materials, within the meaning of any applicable Laws (collectively "Hazardous Substances") are unlawfully stored or located upon any premises owned, leased, controlled or used by Borrower or any of its Subsidiaries, and no part of any such premises, including the groundwater located thereon and thereunder, is presently contaminated by any such Hazardous Substance. All activities and operations of Borrower and its Subsidiaries meet in all material respects the requirements of all applicable environmental Laws. Borrower has never sent a Hazardous Substance to a site which, pursuant to any Law, (i) has been placed on the "National Priorities List" or "CERCLIS List" of hazardous wastes (or any similar state list) or (ii) is subject to a claim, an administrative order or other request to take removal or remedial action or to pay for the cost of cleaning up such a site. Borrower has timely filed all reports required to be filed, has acquired all necessary certificates, approvals and permits and has generated and maintained all required data, documentation and records under applicable environmental Laws.

                           (O) No representation or warranty by Borrower
contained in this Agreement, the Loan Documents or in any other certificate or document furnished by Borrower pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make such representation or warranty not misleading in light of the circumstances under which it was made.

                           (P) Borrower and each of its subsidiaries have duly
complied in all material respects with, and the Collateral and their business operations and leaseholds are in compliance in all material respects with, the Laws, and there have been no material citations, notices or orders of noncompliance issued to Borrower or any of its subsidiaries under any of such Laws.

                  5.02 SURVIVAL. All the representations and warranties set forth in Paragraph 5.01 shall survive until all Obligations are satisfied in full.

SECTION VI.  BORROWER'S COVENANTS.

                  Borrower covenants and agrees with Bank that, so long as Borrower may borrow under the Commitment and so long as any of the Obligations remain unsatisfied, it will comply with the following covenants:

                  6.01  AFFIRMATIVE COVENANTS.

                           (A) Borrower will use the proceeds of the Loan only
for the following purposes: to refinance existing indebtedness with First Union National Bank, to fund capital expenditures and other general expenditures, to provide for working capital, and no other purpose. Borrower will furnish Bank such evidence as it may reasonably require with respect to such uses.

                           (B) Borrower will furnish Bank:

                                    (1) Within twenty (20) days after the close
of each monthly accounting period in each fiscal year: (a) income statements of Borrower for such monthly period and (b) balance sheets of Borrower as of the end of such monthly period, all in reasonable detail, subject to year-end audit adjustments and certified by Borrower's President or Chief Financial Officer to have been prepared in accordance with GAAP except for any inconsistencies explained in such certificate.

                                    (2) Within ninety (90) days after the close
of each fiscal year financial statements (income statement, balance sheet and statement of cash flows at a minimum) of Borrower, as of the end of such year, in reasonable detail, including all supporting schedules and comments; such statements to be audited by independent certified public accountants acceptable to Bank, and certified by such accountants to have been prepared in accordance with GAAP, except for any inconsistencies explained in such statement. Borrower will obtain from such independent certified public accountants and deliver to Bank, within ninety (90) days after the close of each fiscal year, their written statement that in making the examination necessary to their certification they have obtained no knowledge of any Event of Default by Borrower, or disclosing all Events of Default of which they have obtained knowledge; provided, however, that in making their examination such accountants shall not be required to go beyond the bounds of generally accepted auditing standards for the purpose of certifying financial statements. Bank shall have the right, from time to time, to discuss Borrower's affairs directly with Borrower's independent certified public accountants after notice to Borrower and opportunity of Borrower to be present at any such discussions.

                                    (3) Contemporaneously with each monthly and
year-end financial report required by the foregoing paragraphs (1) and (2), a certificate of the President or Chief Financial Officer of Borrower stating that he has individually reviewed the provisions of this Agreement and that a review of the activities of Borrower during such yearly or monthly period, as the case may be, has been made by him or under his supervision, with a view to determining whether Borrower has fulfilled all its obligations under this Agreement, and that, to the best of his knowledge, Borrower has observed and performed each undertaking contained in this Agreement and is not in default in the observance or performance of any of the provisions of this Agreement or, if Borrower shall be in default, specifying all such defaults and events of which it may have knowledge.

                                    (4) By the fifteenth (15th) day of each
month, an aging of Receivables and payables in such form and content as Bank may reasonably require, all dated as of the last day of the immediately preceding monthly accounting period, together with a Collateral Report dated as of the date an aging of Receivables report.

                                    (5) At least weekly during the term of this
Agreement, a Collateral Report dated no more than three business days prior to its submission to Bank.

                          (C) Borrower will maintain, or cause to be maintained,
public liability insurance and fire and extended coverage insurance on all assets owned by it, all in such form and amounts as are consistent with industry practices and with such insurers as may be satisfactory to Bank in its commercial reasonable judgment. Such policies shall contain a provision whereby they cannot be canceled except after at least thirty (30) days' written notice to Bank. Such policies to the extent they insure any of the Collateral shall name the Bank as additional insured and be payable to Bank as its interest may appear. Borrower will furnish to

Bank such evidence of insurance as Bank may require. Borrower agrees that, in the event it fails to pay or cause to be paid the premium on any such insurance, Bank may do so and be reimbursed by Borrower therefor on demand with interest thereon at Bank's Rate. Borrower assigns to Bank any returned or unearned premiums that may be due Borrower upon cancellation of any such policies for any reason whatsoever and directs the insurers to pay Bank any amounts so due. Bank is appointed Borrower's attorney-in-fact (without requiring Bank to act as such) to endorse any check which may be payable to Borrower and to collect such returned or unearned premiums or the proceeds of such insurance, and any amount so collected may be applied by Bank toward satisfaction of any of the Obligations or Other Obligations.

                          (D) Borrower will pay or cause to be paid when due,
all taxes, assessments and charges or levies imposed upon it or its property or which it is required to withhold and pay over, except where contested in good faith by appropriate proceedings with adequate reserves therefor having been set aside on its books. Borrower shall pay or cause to be paid all such taxes, assessments, charges or levies forthwith whenever foreclosure on any lien that attaches appears imminent.

                          (E) Borrower will, when requested so to do, make
available for inspection during normal business hours by duly authorized representatives of Bank any of its books and Records, and will furnish Bank any information regarding its business affairs and financial condition within a reasonable time after request by Bank. Borrower agrees that Bank shall have the right to conduct all such examinations, inspections and audits of Borrower's books and Records, business affairs and financial condition as Bank deems necessary in its commercially reasonable judgment. Such examinations, inspections and audits may include the verification of Accounts to customers or account debtors of Borrower or other similar or different requirements deemed necessary by Bank.

                          (F) Borrower will take all necessary steps to
preserve its existence and franchises and comply in all material respects with all present and future Laws applicable to it in the operation of its business, including the Securities and Exchange Commission, the ownership and operation of the Collateral owned by it, and all material agreements to which it is subject.

                          (G) Borrower will collect its Accounts and Receivables
only in the ordinary course of business.

                          (H) Borrower will keep accurate and complete Records
of its Accounts, Inventory and Receivables consistent with sound business practices.

                          (I) Borrower will pay when due (or within applicable
grace periods) all Indebtedness due third Persons, except when the amount is being contested in good faith by appropriate proceedings and with adequate reserves having been set aside on the books of Borrower in accordance with GAAP.

                          (J) Borrower will notify Bank promptly if it becomes
aware of the occurrence of any Event of Default or of any fact, condition or event that with the giving of notice or passage of time or both, could become an Event of Default, or of the failure of Borrower to observe any of its undertakings under this Agreement.

                          (K) Borrower will notify Bank ten (10) days in advance
of any change in the location of any of its places of business or of the establishment of any new, or the discontinuance of any existing, place of business or of the locations at which any of the Collateral is kept.

                          (L) Borrower will: (1) fund all its Defined Benefit
Pension Plans, if any, in accordance with no less than the minimum funding standards required under ERISA; (2) furnish Bank, promptly after the filing of the same, with copies of all reports or other statements filed with the United States Department of Labor or the Internal Revenue Service with respect to all Employee Benefit Plans; and (3) promptly advise Bank of the occurrence of any Reportable Event or Prohibited Transaction (as defined in ERISA) with respect to any Employee Benefit Plan.

                          (M) If requested by Bank, Borrower will furnish to
Bank written reports, in addition to the other reports and certificates required of Borrower under this Agreement, detailing the aging and collection of Receivables, and containing such information as Bank may specify. Such reports shall be furnished by Borrower to Bank weekly, if required by Bank.

                          (N) Borrower will maintain a Tangible Net Worth of not
less than $3,000,000.00 as of January 31, 2002.

                          (O) Borrower will maintain a ratio of total
Indebtedness to Tangible Net Worth not to exceed 9.5 to 1 as of April 30, 2001,
35.5 to 1 as of October 31, 2001, and 12.25 to 1 as of January 31, 2002. For purposes of this Subparagraph (O), all Indebtedness which is fully and expressly subordinated in writing to Bank and Bank's right to payment in full of all of the Obligations and Other Obligations, on terms and conditions acceptable to Bank, shall be deemed excluded from the term "Indebtedness."

                          (P) Borrower shall allow Bank and its agents and
representatives at all times to have access to Borrower's premises upon reasonable notice and during normal business hours for purposes of examining and inspecting the Collateral and all Records pertaining thereto, and otherwise to monitor compliance with the terms of this Agreement.

                          (Q) Borrower shall maintain all of its Equipment and
facilities in good working order and condition (ordinary wear and tear excepted), and shall not permit any Equipment to become a fixture to real estate or an accession to any other property. Borrower shall, immediately upon Bank's demand, deliver to Bank any and all evidences of ownership of, certificates of title to and applications for title to any of the Equipment.

                          (R) Borrower shall maintain its primary depository
relationship with Bank.

                  6.02  NEGATIVE COVENANTS.

                           (A) Without the Bank's prior written consent
(exercisable in its reasonable commercial discretion), Borrower will not change its name, enter into any merger, consolidation, reorganization or recapitalization, or reclassify its capital stock or other equity interests, except for a merger between Borrower and a domestic Subsidiary or between domestic Subsidiaries of Borrower, so long as Borrower is the surviving or continuing corporation in any such merger.

                           (B) Without the Bank's prior written consent
(exercisable in its reasonable commercial discretion), Borrower will not sell, transfer, lease or otherwise dispose of all or (except in the ordinary course of business) any part of its assets except (1) a transfer of any property to a Subsidiary of Borrower and (2) dispositions expressly permitted by this Agreement.

                           (C) Borrower will not mortgage, pledge, grant or
permit to exist a security interest in, lien or encumbrance of any kind upon any of its real or personal asset, now owned or hereafter acquired, except for Permitted Liens.

                           (D) Borrower will not, without Bank's prior written
consent, become liable, directly or indirectly, as guarantor or otherwise, for any obligation of any other Person, except for the endorsement of commercial paper for deposit or collection in the ordinary course of business or the giving of indemnities in connection with the sale of Inventory or other asset dispositions permitted hereunder.

                           (E) Borrower will not incur, create, assume or permit
to exist any Indebtedness except: (1) the Loan; (2) Indebtedness existing as of this date, a schedule of which is attached as EXHIBIT "F"; (3) business expenses and trade indebtedness incurred in the ordinary course of business; (4) contingent Indebtedness permitted by Paragraph 6.02(D); (5) Indebtedness secured by Permitted Liens; and (6) Indebtedness expressly permitted by this Agreement.

                           (F) Borrower will not declare or pay any dividends,
or make any other payment or distribution on account of its capital stock, except in accordance with the applicable Laws, provided that Borrower shall not be in default of this Agreement or if made, would not result in an event of default hereunder; and, further, with the Bank's prior written consent (exercisable in its reasonable commercial discretion), Borrower may declare and pay stock dividends. A Subsidiary of Borrower shall be expressly authorized to pay dividends to Borrower.

                           (G) Borrower will not redeem, purchase or retire any
of its capital stock or other equity interests except pursuant to any existing agreement shown on the attached EXHIBIT "G," and then only with the prior written consent of Bank exercisable in its sole and absolute discretion.

                           (H) Borrower will not acquire any stock in, or all or
substantially all of the assets of, any Person other than its Subsidiaries.

                           (I) Borrower will not furnish Bank any certificate or
other document that contains any untrue statement of a material fact or that omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

                           (J) Borrower will not directly, or indirectly, apply
any part of the proceeds of the Loan to the purchasing or carrying of any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings issued thereunder.

                           (K) Without Bank's prior written consent, which may
be withheld in its absolute discretion, Borrower shall not prepay the Stockholder Debt.

                           (L) Without the Bank's prior written consent,
Borrower shall expend for Fixed Assets no more than ONE MILLION DOLLARS ($1,000,000.00) during the term of this Agreement.

                           (M) Without the Bank's prior written consent,
Borrower shall incur funded debt and Capital Lease Obligations of no more than TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000.00) in the aggregate during the term of this Agreement.

                           (N) Borrower will not permit EBITDA for any
hereinafter referenced period ending on the referenced computation date to be less than the dollar amount set forth below opposite such date:

                    COMPUTATION DATE          EBITDA
                    ----------------          ------
                    April 30, 2001            ($4,500,000.00)
                    July 31, 2001             ($2,000,000.00)
                    October 31, 2001           $  500,000.00
                    January 31, 2002           $1,500,000.00

SECTION VII.  DEFAULT

                  7.01 EVENTS OF DEFAULT. The occurrence of any one or more of the following events shall constitute an Event of Default under this Agreement:

                           (A) Borrower shall fail to make payment of any of the
Obligations when due or declared due.

                           (B) Borrower shall fail to observe or perform any
non-monetary obligation to be observed or performed by it under this Agreement or under any of the Loan Documents or any other documents to which it is a party relating to the Loan and such failure continues unremedied for a period of fifteen (15) Business Days after the earlier to occur of (i) the date on which such breach is known or reasonably should have become known to any officer of the Borrower, or (ii) the date on which lender shall have notified the Borrower of such failure.

                           (C) Borrower shall fail to make payment of any Other
Obligation when due or declared due, and such failure shall continue beyond any applicable grace period therefor.

                           (D) Borrower shall fail to observe or perform any
non-monetary obligation to be observed or performed by it in connection with any Other Obligation, and such failure shall continue beyond any applicable grace period therefor and, after the expiration of any applicable grace period, such failure continues unremedied for a period of fifteen (15) Business Days after the earlier to occur of (i) the date on which such breach is known or reasonably should have become known to any officer of the Borrower, or (ii) the date on which lender shall have notified the Borrower of such failure.

                           (E) Borrower shall fail to pay any Indebtedness and
such failure shall continue beyond the later of (i) any applicable grace period therefor or (ii) five days after written notice from Bank to Borrower, or Borrower shall suffer to exist any other event of default under any agreement relating to such Indebtedness.

                           (F) Any financial statement, representation, warranty
or certificate made or furnished by Borrower to Bank in connection with this Agreement or as an inducement to Bank to enter into this Agreement, or in any separate statement or document to be delivered under this Agreement to Bank, or otherwise, shall be materially false, incorrect or incomplete when made, and such failure shall continue unremedied for a period of fifteen (15) Business Days after the earlier to occur of (i) the date on which such breach is known or reasonably should have become known to any officer of the Borrower, or (ii) the date on which lender shall have notified the Borrower of such failure.

                           (G) Borrower shall admit in writing its inability to
pay its debts as they mature, or shall make an assignment for the benefit of or any of its creditors.

                           (H) Proceedings in bankruptcy or for reorganization
of Borrower, or for the readjustment of any of its debts, under the Bankruptcy Code, as amended, or under any other Laws, whether state or federal, for the relief of insolvent debtors, now or hereafter existing, shall be commenced by Borrower, or shall be commenced against Borrower and shall not be discharged within sixty (60) days of their commencement.

                           (I) A receiver, custodian or trustee shall be
appointed for Borrower or for any substantial part of its assets, or any proceedings shall be instituted for the dissolution or the full or partial liquidation of Borrower, and such receiver, custodian or trustee shall not be discharged within sixty (60) days of his appointment, or such proceedings shall not be discharged within sixty (60) days of their commencement, or Borrower shall discontinue business or materially change the nature of its business.

                           (J) Borrower shall suffer final judgment(s) for
payment of money aggregating in excess of TWENTY-FIVE THOUSAND DOLLARS ($25,000.00) and shall not discharge all such judgment(s) within a period of sixty (60) days unless, pending further proceedings, execution has not been commenced or if commenced has been effectively stayed.

                           (K) A judgment creditor of Borrower shall lawfully
obtain and retain for at least five (5) days possession of any portion of the Collateral by any lawful means, including, but without limitation, levy, distraint, replevin, claim and delivery, or self-help.

                           (L) The cancellation, termination, expiration,
qualification or any other change in any agreement guaranteeing the obligations of Borrower under the Revolving Credit Promissory Note or this Agreement.

                           (M) Should the Borrower assert for any reason that
this Agreement (or any provision hereof), the Revolving Credit Promissory Note or any other Loan Document is invalid or unenforceable.

                  7.02 ACCELERATION. Bank may, immediately and without notice upon the occurrence of an Event of Default, declare all Obligations and Other Obligations to be, and the Obligations and Other Obligations shall become, due and payable without further action of any kind.

                  7.03 REMEDIES. After any acceleration, as provided for in Paragraph 7.02, all commitments and obligations of Bank shall terminate and Bank shall have, in addition to the rights and remedies given it by this Agreement, the Revolving Credit Promissory Note and the Loan Documents, all rights and remedies allowed by all applicable Laws, including, but without limitation, the Uniform Commercial Code as enacted in any jurisdiction in which any Collateral may be located and the right to take legal action against Borrower or institute proceedings for the collection of the Loan. Without limiting the generality of the foregoing, Bank may immediately, without demand of performance and without other notice (except as specifically required by this Agreement, the Loan Documents or applicable Laws) or demand whatsoever to Borrower, all of which are expressly waived, and without advertisement, sell at public or private sale or otherwise realize upon, at such place as Bank may determine, or elsewhere, the whole or, from time to time, any part of the Collateral, or any interest which Borrower may have in the Collateral. After deducting from the proceeds of sale or other disposition of the Collateral all expenses (including all reasonable expenses for legal services), Bank shall apply such proceeds toward the payment of the Obligations or Other Obligations. Any remainder of the proceeds after satisfaction in full of the Obligations or Other Obligations shall be distributed as required by applicable Laws. Notice of any sale or other disposition shall be given to Borrower at least fifteen (15) days before the time of any intended public sale or of the time after which any intended private sale or other disposition of the Collateral is to be made, which Borrower agrees shall be reasonable notice of such sale or other disposition. Borrower agrees to assemble, or to cause to be assembled, at its own expense, the Collateral at such place or places as Bank shall reasonably designate. At any such sale or other disposition, Bank may, to the extent permissible under applicable Laws, purchase the whole or any part of the Collateral, free from any right of redemption on the part of Borrower which right is waived and released. Without limiting the generality of any of the rights and remedies conferred upon Bank under this Paragraph, Bank may, to the full extent permitted by applicable Laws:

                           (A) Enter upon the premises of Borrower, and take
immediate possession of the Collateral, either personally or by means of a receiver appointed by a court of competent jurisdiction;

                           (B) At Bank's option, use, operate, manage and
control the Collateral in any lawful manner;

                           (C) Collect and receive all rents, income, revenue,
earnings, issues and profits;

                           (D) Maintain, repair, renovate, alter or remove the
Collateral as Bank may determine in its reasonable discretion, and discharge any liens, security interests or other encumbrances and any taxes at any time levied or placed on any of the Collateral;

                           (E) Notify account debtors that Receivables have been
assigned to Bank and collect them directly in Bank's name;

                           (F) Endorse Borrower's name on any check, note,
acceptance, draft or other form of payment or security payable to Borrower that may come into the possession of Bank; sign Borrower's name on any invoice or bill of lading relating to any Receivable and on drafts against account debtors and on drafts against letters of credit issued for the benefit of account debtors;

                           (G) Notify the post office authorities to change the
address for delivery of Borrower's mail to an address designated by Bank and receive, open and dispose of all mail addressed to Borrower;

                           (H) Require that all full or partial payments of
Receivables which are made directly to Borrower or which otherwise come into Borrower's possession be received by Borrower in trust for Bank and immediately delivered by Borrower to Bank in the form received; and

                           (I) Make such payments and incur such costs as Bank
deems necessary to enforce the payment or performance of the Obligations, all such costs being due on demand, deemed a part of the Obligations and secured by the Collateral.

SECTION VIII.  TERMINATION.

                  8.01 TERM. This Agreement shall have a term of one (1) year from the date hereof to March 29, 2002 ("Term"). The Bank may terminate this Agreement at any time without further notice following the occurrence of an Event of Default under Paragraph 7.01.

                  8.02. OPTION TO TERMINATE. At any time after ninety (90) days from the Closing, and notwithstanding the provisions of Paragraph 8.01, the Bank may, at any time, upon ninety (90) days' written notice to the other terminate this Agreement. In the event Bank shall exercise the notice to terminate after expiration of ninety (90) days from Closing and prior to one hundred eighty (180) days from Closing, it shall rebate to Borrower one-half of the Commitment Fee provided for hereinabove. In the event Bank shall exercise the option to terminate at any time after one hundred eighty (180) days from Closing, Bank shall retain the full Commitment Fee. Notwithstanding the provisions of paragraph 8.01, Borrower shall have the right at any time, upon at least ninety (90) days prior written notice to the Bank, without premium or penalty, to terminate this Agreement.

                  8.03 EFFECT OF TERMINATION. No termination of this Agreement shall in any way (i) affect or impair Bank's security interest in and lien on the Collateral (or any other collateral or security) or any real estate or any other right or privilege under this Agreement or under the Revolving Credit Promissory Note or any other agreement related to this Agreement, (ii) relieve Borrower from any of its duties and obligations under this Agreement or under the Revolving Credit Promissory Note or such other agreements including, without limitation, the Obligations or (iii) relieve any other Person primarily or secondarily liable for the Obligations from its obligations and duties to Bank.

SECTION IX.  MISCELLANEOUS.

                  9.01 APPOINTMENT OF BANK AS ATTORNEY IN FACT. Borrower appoints Bank its attorney-in-fact (without requiring Bank to act as such) with power and for the purposes of taking such action as, and at the times permitted by Paragraph 7.03 (A) through (I). This power, being coupled with an interest, shall be irrevocable so long as any part of the Obligations is outstanding.

                  9.02 FURTHER ASSURANCE. From time to time, Borrower will execute and deliver to Bank such additional documents and will provide such additional information as Bank may reasonably require to carry out the terms of this Agreement and be informed of Borrower's status and affairs.

                  9.03 NOTICES. Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed delivered if delivered in person or if sent by certified mail, postage prepaid, return receipt requested, or overnight courier, as follows, unless such address is changed by written notice given in accordance with the terms of this Agreement:

                  (A)  If to Borrower:

                       Optio Software, Inc.
                       3015 Windward Plaza, Fairways II
                       Alpharetta, GA  30005
                       Attn: Mr. Barron Hughes, Chief Financial Officer

                       With copy to:

                       Morris, Manning & Martin, LLP
                       1600 Atlanta Financial Center
                       3343 Peachtree Road, N.E.

                       Atlanta, GA  30326-1044
                       Attn:  Ward Bondurant, Esq.

                  (B)  If to Bank:

                       Branch Banking and Trust Company
                       Post Office Box 1245
                       Winston-Salem, NC  27102

                       Attn:  Mr. Kevin J. Delaney, SR Vice President

                  9.04 WAIVER AND RELEASE BY BORROWER. To the maximum extent permitted by applicable Laws, Borrower:

                           (A) Waives (except as may otherwise be provided in
this Agreement): (1) presentment for payment, demand, protest, notice or non-payment or dishonor and of protest with respect to the Revolving Credit Promissory Note; and (2) notice and opportunity to be heard, after acceleration in the manner provided in Paragraph 7.02, before exercise by Bank of the remedies of self-help, set-off or of other summary procedures permitted by any applicable Laws or by any agreement with Borrower and, except where required by this Agreement or by any applicable Laws, notice of any other action taken by Bank; and

                           (B) Releases Bank and its directors, officers,
attorneys, agents and employees from all claims for loss or damage caused by any act or omission on the part of any of them except for gross negligence or willful misconduct.

                  9.05 APPLICABLE LAW. The substantive laws of Georgia shall govern the construction of this Agreement and the rights and remedies of the parties.

                  9.06 BINDING EFFECT, ASSIGNMENT AND ENTIRE AGREEMENT. This Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and permitted assigns of the parties. Borrower has no right to assign any of its rights or obligations under this Agreement without the prior written consent of Bank. This Agreement, and the documents executed and delivered pursuant to this Agreement, constitute the entire agreement between the parties, and may be amended only by a writing signed by each party.

                  9.07 SEVERABILITY. If any provision of this Agreement shall be held invalid under any applicable Laws, such invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision, and, to this end, the provisions are severable.

                  9.08 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute but one and the same instrument.

                  9.09 EXPENSES. Borrower shall pay (i) all out-of-pocket expenses of Bank, including fees and disbursements of counsel for Bank, in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents, (ii) all out-of-pocket expenses of Bank, including fees , provided, that the expenses, fees and other disbursements pursuant to sections 9.09(i) and (ii) shall not exceed $4,000.00, and disbursements of counsel for Bank, in connection with any waiver or consent hereunder or any amendment hereof or any actual or alleged default hereunder, and (iii) shall indemnify and hold Bank harmless from any loss, liability or expense incurred by Bank upon, or attributable to, the occurrence of an Event of Default, including fees and disbursements of counsel in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom, including out-of-pocket expenses incurred in enforcing this Agreement and the other Loan Documents. Borrower shall pay all transfer taxes, documentary taxes, assessments, filing fees or other charges made by any applicable governmental authority by reason of the execution and delivery of this Agreement or any of the other Loan Documents. Borrower shall also pay Bank its then-current fees and charges for any and all operational services provided to Borrower, none of which are included within the interest charges under the Loans or any other charges or fees specifically described in this Agreement.

                  9.10 SEAL. This Agreement is intended to take effect as an instrument under seal.

                  9.11 INTERPRETATION. Whenever used in this Agreement, the singular number shall include the plural, the plural the singular, and the use of the masculine, feminine or neuter gender shall include all genders.

                  9.12 WAIVER. No waiver of any Event of Default or breach by Borrower hereunder shall be implied from any delay or omission by Bank to take action on account of such default, and no express waiver shall affect any Event of Default other than specified in the waiver, and it shall be operative only for the time and to the extent therein stated. Waivers of any covenant, term or condition herein must be in writing and shall not be construed as a waiver of any subsequent breach of the same covenant, term or condition or breach of any other covenant, term or condition.

                  IN WITNESS WHEREOF, the parties have duly executed this Agreement under seal as of the date first above written.


                              BANK:

                              BRANCH BANKING AND TRUST COMPANY

                              By: /s/ Paul E. McLaughlin
                                  ------------------------------
                              Name: Paul E. McLaughlin
                              Title: Senior V.P.

                              BORROWER:

                              OPTIO SOFTWARE, INC.
                              a Georgia corporation

                              By: /s/ Barron Hughes
                                 --------------------------------
                              Name: Barron Hughes
                              Title: CFO

ATTEST:

/s/ Barron Hughes
Secretary

[AFFIX CORPORATE SEAL]

                                INDEX OF EXHIBITS



Exhibit A    Permitted Liens

Exhibit B    Collateral Description

Exhibit C    Location of Collateral List of Places of Business of Borrower

Exhibit D    List of States Where Borrower is Qualified to Transact Business

Exhibit E    List of Subsidiaries of Borrower

Exhibit F    Existing Indebtedness

Exhibit G    Agreements

                                    EXHIBIT A

                                 PERMITTED LIENS


GEORGIA SUPERIOR COURT CLERKS' COOPERATIVE AUTHORITY

1.       UCC-1 No. 007-1999-003168 in favor of IBM Credit Corporation, as
         Secured Party, covering leased computer equipment.
2.       UCC-1 No. 007-1999-013516 in favor of Fidelity Leasing, Inc., as
         Secured Party, covering four (4) Lanier copiers.
3. UCC-1 No. 007-2000-004722 in favor of Bankers/Softech/Mid-States, a division of EAB Leasing Corporation, as Secured Party, covering goods, chattel paper, fixtures, furnishings, equipment, accounts, accounts receivables and general intangibles.
4.       UCC-1 No. 007-2000-004723 in favor of Bankers/Softech/Mid-States, as
         Secured Party, covering certain leased personal property.
5.       UCC-1 No. 060-2000-017334 in favor of Bankers/Softech, as Secured
         Party, covering goods, chattel paper, fixtures, furnishings, equipment, accounts, accounts receivables and general intangibles.
6.       UCC-1 No. 001-1996-001321 in favor of Steelcase Financial Services,
         Inc., as Secured Party, covering leased furniture and/or equipment.
7.       UCC-1 No. 007-1996-006266 in favor of Siemens Credit Corporation, as
         Secured Party, covering leased phone system.

FLORIDA SECRETARY OF STATE

8.       UCC-1 No. 200000277714 in favor of IBM Credit Corporation, as Secured
         Party, covering leased computer equipment.


                                    EXHIBIT B

                             COLLATERAL DESCRIPTION

None

                                    EXHIBIT C

         LOCATION OF COLLATERAL--LIST OF PLACES OF BUSINESS OF BORROWER


1.       3015 Windward Plaza
         Fairways II
         Alpharetta, Georgia 30005

2.       1166 Triton Drive, Suite 200
         Foster City, California  94404

3.       225 South Westmonte Drive
         Altamonte Springs, Florida 32714

                                    EXHIBIT D

         LIST OF STATES WHERE BORROWER IS QUALIFIED TO TRANSACT BUSINESS


Georgia (state of incorporation)
California
Florida (filed 3/28/01)

                                    EXHIBIT E

                        LIST OF SUBSIDIARIES OF BORROWER


Muscato Corporation, a Florida corporation
225 South Westmonte Drive
Altamonte Springs, Florida 32714


Optio Software, Europe, S.A.
Optio Software, UK, Pvt. Limited
Optio Software, Asia Pacific

                                    EXHIBIT F

                              EXISTING INDEBTEDNESS


1. Promissory Note dated 3/27/00 in favor of Michael A. Muscato in the principal amount of $4,000,000, due 3/28/30 and bearing interest at 6.75% per year.

2. Promissory Note dated 3/27/00 in favor of Nicholas Muscato in the principal amount of $2,000,000, due 3/28/30 and bearing interest at 6.75% per year.

3. Promissory Note dated 3/27/00 in favor of Brian Newton in the principal amount of $2,000,000, due 3/28/30 and bearing interest at 6.75% per year.

4. Lease with IBM Credit Corporation as Lessor - $167,460 balance due as of 1/31/01 - 36 month lease ending on 11/30/03 - monthly payments are $5,081.

5. Lease with IBM Credit Corporation as Lessor - $185,227 balance due as of 1/31/01 - 60 month lease ending on 4/30/05 - monthly payments are $4,561.

6. Lease with Siemens as Lessor - $27,964 balance due as of 1/31/01 - 60 month lease ending on 1/1/02 - monthly payments are $3,783.51.***

7. Note in favor of Pamela McCabe and Betty Drumheller in the principal amount of $52,800, due upon demand and bearing interest at 12% per year.

8. Note in favor of First Capital Bank in the principal amount of $4,960, relating to 36 month lease of vehicle with monthly payments of $475.


***This lease was terminated February 15, 2001 and was replaced by the following lease: Lease with Siemens as Lessor - $350,472 balance due as of 2/28/01 (new lease) - 60 month lease ending on 2/28/06 - monthly payments are $7,436.67.

                                    EXHIBIT G

                                   AGREEMENTS


None